EXHIBIT 10.27

                     VICE PRESIDENT, CHIEF FINANCIAL OFFICER

                             Effective: May 15, 2006

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                     VICE PRESIDENT, CHIEF FINANCIAL OFFICER

PURPOSE: To define the compensation plan for the Vice President, Chief Financial Officer.

SCOPE: Perma-Fix Environmental Services, Inc.

POLICY: The Vice President, Chief Financial Officer Compensation Plan is designed to retain, motivate and reward the incumbent to support and achieve the business, operating and financial objectives of Perma-Fix Environmental Services, Inc.

BASE SALARY: The Base Salary indicated below is paid in equal periodic installments per the regularly scheduled payroll.

PERFORMANCE INCENTIVE COMPENSATION: Performance Incentive Compensation is available based on the Company's financial results noted in Schedule A. Performance incentive compensation prepayments are payable in the month following each calendar year quarter and annual performance incentive pay is payable in the month following the close of the company's financial books.

SEPARATION: Upon voluntary or involuntary separation from the Company the employee will be paid the base salary due to the last day of employment. If employment is separated prior to a regularly scheduled quarterly or annual incentive compensation payment period as noted above, no incentive compensation is due to the incumbent.

ACKNOWLEDGEMENT: No Base Salary or Performance Incentive Compensation of any type will be provided until the Human Resources Department has received a signed acknowledgement of receipt of the Compensation Plan.

INTERPRETATIONS: The Compensation Committee of the Board of Directors retains the right to modify, change or terminate the Compensation at any time and for any reason. It also reserves the right to determine the final interpretation of any provision contained in the Compensation Plan. While the plan is intended to represent all situations and circumstances some issues may not easily be addressed. The Compensation Committee will endeavor to review all standard and non-standard issues related to the Compensation Plan and will provide quick interpretations that are in the best interest of the Company, its shareholders and the incumbent.

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Base Pay and Performance Incentive Compensation Targets
-------------------------------------------------------

The compensation for the below named individual as follows:

Annualized Base Pay:                                            $    200,000
Performance Incentive Compensation Target (at 100% of Plan):    $     52,000
Total Annual Target Compensation (at 100% of Plan):             $    252,000

The Performance Incentive Compensation Target is based on the schedule below.

                                                                      Performance Target Thresholds
                                                                          (Actual versus Plan)
                                    ----------------------------------------------------------------------------------------
                                            80%         101%         121%         131%         141%         151%
                                             -            -            -            -            -            -    161% Plus
                                           100%         120%         130%         140%         150%         160%
                                    ----------   ----------   ----------   ----------   ----------   ----------   ----------
Targets                  Target
(Cumulative)             Weight
--------------------   ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Revenue (1)                    15%  $    7,800   $    9,360   $   10,140   $   10,920   $   11,700   $   12,480   $   13,654

Net Income (2)                 55%  $   28,600   $   34,320   $   37,180   $   40,040   $   41,900   $   45,760   $   50,050

* Health &
   Safety (3) (5)              15%  $    7,800   $    9,360   $   10,140   $   10,920   $   11,700   $   12,480   $   13,654

* Permit and
   License
   Violations (4)              15%  $    7,800   $    9,360   $   10,140   $   10,920   $   11,700   $   12,480   $   13,654

 Potential Maximum                  $   52,000   $   62,400   $   67,600   $   72,800   $   77,000   $   83,200   $   91,012

1) Revenue is defined as the total consolidated third party top line revenue as publicly reported in the Company's financial statements. The percentage achieved is determined by comparing the actual consolidated revenue to the Board approved budgeted revenue.

2) Net Income is defined as the total consolidated bottom line net income applicable to Common Stock as publicly reported in the Company's financial statements. The net income will include all subsidiaries, corporate charges, dividends and discounted operations. The percentage achieved is determined by comparing the actual net income to the Board approved budgeted net income. The Board reserves the right to make adjustments to net income so as not to penalize the employee for actions in the current year which will contribute to net income in future years. The Board further reserves the right to adjust net income to reflect charges resulting from the vesting of incentive stock options.

3) The Health and Safety Incentive target is based upon the actual number of Worker's Compensation Lost Time Accidents, as provided by the Company's Worker's Compensation carrier. The Corporate Treasurer will submit a report on a quarterly basis documenting and confirming the number of Worker's Compensation Lost Time Accidents, supported by the AIG Worker's Compensation Loss Report. Such claims will be identified on the loss report as "indemnity claims." The following number of Worker's Compensation Lost Time Accidents and corresponding Performance Target Thresholds have been established for the annual Incentive Compensation Plan calculation for 2006.

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                                Work Comp.    Performance
                               Claim Number      Target
                               ------------   ------------
                                     9         80% - 100%

                                     8        101% - 120%

                                     7        121% - 130%

                                     6        131% - 140%

                                     5        141% - 150%

                                     4        151% - 160%

                                3 or less      161% Plus

4) Permits or License Violations incentive is earned/determined according to the scale set forth below: An "official notice of non-compliance" is defined as an official communication from a local, state, or federal regulatory authority alleging one or more violations of an otherwise applicable Environmental, Health or Safety requirement or permit provision, which results in a facility's implementation of corrective action(s).

5)

                                Permit and
                                 License      Performance
                                Violations      Target
                               ------------   ------------
                                    10         80% - 100%

                                     9        101% - 120%

                                     8        121% - 130%

                                     7        131% - 140%

                                     6        141% - 150%

                                     5        151% - 160%

                                 4 or less     161% Plus

6) No performance incentive compensation will be payable for achieving the health and safety and permit and license violation targets unless a minimum of 70% of the net income target is achieved.

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Performance Incentive Compensation Prepayments
----------------------------------------------

Performance incentive compensation will be prepaid each calendar to be applied against the annual performance incentive compensation when payable. This prepayment will be calculated as follows:

First Quarter - a prepayment of the performance incentive compensation will be earned and payable by a comparison of the Board approved budget for the first quarter to the actual result for the first quarter. With regard to the Health and Safety and the Permit and License Violations incentive, the number of claims or violations for the performance target shall be one quarter of the annual number. The prepayment will be 15% of the performance incentive compensation which will be earned for the full year if this percentage achievement of the targets is maintained for the full year.

Second Quarter - a prepayment of the performance incentive compensation will be earned and payable by a comparison of the Board approved budget for the first and second quarters to the actual result for the first and second quarters. With regard to the Health and Safety and the Permit and License Violations incentive, the number of claims or violations for the performance target shall be two quarters of the annual number. The prepayment will be 30% of the performance incentive compensation which will be earned for the full year if this percentage achievement of the targets is maintained for the full year less the amount of the prepayment paid for the first quarter.

Third Quarter - a prepayment of the performance incentive compensation will be earned and payable by a comparison of the Board approved budget for the first, second and third quarters to the actual result for the first, second and third quarters. With regard to the Health and Safety and the Permit and License Violations incentive, the number of claims or violations for the performance target shall be three quarters of the annual number. The prepayment will be 45% of the performance incentive compensation which will be earned for the full year if this percentage achievement of the targets is maintained for the full year less the amount of the prepayment paid for the first and second quarters.

If at the conclusion of any calendar quarter, the performance incentive compensation prepayment due to an employee is negative as a result of subtracting the prepayments paid in previous quarters and the amount exceeds $25,000, the company will recover this overpayment by deducting this amount from payroll paid in accordance with the company's normal payroll practices.

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ACKNOWLEDGMENT:

I acknowledge receipt of the aforementioned Vice President, Chief Financial Officer 2006 - Compensation Plan. I have read and understand and accept employment under the terms and conditions set forth therein.


/S/ Steven T. Baughman                     8/8/06
-----------------------                    ------
Chief Financial Officer                    Date


/S/ Louis Centofanti                       8/8/06
--------------------                       ------
Dr. Louis Centofanti                       Date


Forward Signed Form TO:     Perma-Fix Environmental Services, Inc.
                            c/o Dr. Louis Centofanti
                            1940 N.W. 67th Place, Suite A
                            Gainesville, FL  32653